UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2013

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 16, 2013, the Compensation Committee of the Board of Directors of A. Schulman, Inc. ( “Company”) approved a cash bonus plan for the 2014 fiscal year (“2014 Bonus Plan”) for the Company’s executive officers, including its Named Executive Officers (“NEOs”).

The 2014 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of target. The target bonus awards under the 2013 Bonus Plan for each of the Company’s NEOs are as follows:

Named Executive Officers	2014 Target Bonus Opportunity (as a % of base salary)
Joseph M. Gingo, President, Chief Executive Officer	100%
Bernard Rzepka, Executive Vice President and Chief Operating Officer	75%
Joseph J. Levanduski, Vice President and Chief Financial Officer	65%
David C. Minc, Vice President, Chief Legal Officer and Secretary	55%
Gustavo Perez, Vice President and General Manager – Americas	50%

For each of the NEOs, 100% of each executive’s 2014 bonus opportunity will be dependent upon the achievement of pre-established worldwide corporate and/or segment performance metrics, with upward or downward adjustments based upon individual performance. Pursuant to the 2014 Bonus Plan, performance will be evaluated based upon the following financial performance measures: (i) net income; (ii) operating income; and (iii) days of working capital. For Messrs. Gingo, Levanduski, and Minc, each of their respective annual bonus opportunities will be measured by the Company’s consolidated worldwide operations, with the following weighting: (1) net income – 50%; (2) operating income – 30%; and (3) days of working capital – 20%. For Mr. Rzepka, his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operating income and days of working capital, with the following metric weighting: (1) consolidated worldwide operating income – 70%; and (2) days of working capital – 30%. For Mr. Pérez, his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and the Company’s America’s segment, with the following metric weighting: (1) consolidated worldwide operating income – 30%; (2) Americas operating income – 50%; and (3) Americas days of working capital – 20%. Under the 2014 Bonus Plan, Mr. Gingo retains authority to adjust award payouts for all directly reporting executive officers from 0 to 200% of their target award based upon individual performance, although the total amount of all bonus payments, including discretionary adjustments upwards or downwards, cannot exceed the total amount otherwise determined by application of the 2014 Bonus Plan performance metrics.
The Compensation Committee determined to continue to utilize a circuit breaker in the 2014 Bonus Plan. The circuit breaker requires corporate operating income to attain the threshold level before participants are eligible for full payments under the working capital metric; if operating income is less than the threshold level, participants are eligible to receive only 50% of payments which otherwise would be provided with respect to the working capital metric.
A clawback policy also applies with regard to payouts under the 2014 Bonus Plan. If the Company restates all or a significant portion of its financial statements, the Board of Directors may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant under the 2014 Bonus Plan if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant engages in misconduct related to the bonus program, the Board of Directors may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: October 17, 2013